U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


[_]  Check box if no longer                      -------------------------------
     subject of Section 16.                      |       OMB APPROVAL          |
     Form 4 or Form 5                            -------------------------------
     obligations may continue.                   |OMB Number: 3235-0287        |
     See Instruction 1(b).                       |EXPIRES: September 30, 1998  |
                                                 |Extimated average burden     |
                                                 |hours per response.....0.5   |
                                                 -------------------------------

(Print or Type Responses)

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1.   Name and Address of Reporting Person*

                               Comcast Corporation
                               1500 Market Street
                           Philadelphia, PA 19102-2148

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2.   Issuer Name and Ticker or Trading Symbol

                     Jones Intercable, Inc. (JOIN and JOINA)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)

                                   23-1709202

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4.   Statement for Month/Year

                                   July 1999

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                      6.
                                                        4.                              5.            Owner-
                                                        Securities Acquired (A) or      Amount of     ship
                                           3.           Disposed of (D)                 Securities    Form:     7.
                                           Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                              2.           Code         ------------------------------- Owned at End  (D) or    Indirect
1.                            Transaction  (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security             Date         ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                    (mm/dd/yy)    Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
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Class A Common Stock,
 par value $.01 per share     7/2/99         P               2,627      A     $50.00                   I       By Comcast Cable
                                                                                                               Communications, Inc.,
                                                                                                               a wholly owned
                                                                                                               subsidiary of
                                                                                                               Comcast Corporation
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Class A Common Stock,
 par value $.01 per share     7/2/99         P              997,373     A     $50.00     13,782,500    I       By Comcast Cable
                                                                                                               Communications, Inc.,
                                                                                                               a wholly owned
                                                                                                               subsidiary of
                                                                                                               Comcast Corporation
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*    If the Form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.









Comcast Corporation


     By:  /s/ Arthur R. Block                                    8/9/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
          Vice President and
          Senior Deputy General Counsel


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